Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

PARLUX RELEASES PRELIMINARY YEAR END RESULTS

FORT LAUDERDALE — May 3, 2004 — Parlux Fragrances, Inc (NASDAQ:PARL) announced today that based upon preliminary unaudited information, the Company anticipates reporting record total revenues and record fully diluted earnings per share for the fiscal year ended March 31, 2004.

Revenues for the fiscal year are expected to approximate $80 million, an increase of 12% over the prior fiscal year ended March 31, 2003. Fully diluted earnings per share for the fiscal year ended March 31, 2004 are expected to be in the range of $0.60 to $0.62 per share compared to $0.54 per share for the prior fiscal year, an increase in the range of 11% to 15%. The prior year included a non-recurring benefit of approximately $4 million; excluding this non-recurring benefit, earnings per share would have been $0.29 last year.

Ilia Lekach, Chairman and Chief Executive Officer said “Our record sales and profit performance are supported by a Balance Sheet that for the first time had no bank debt at fiscal year end. We are in a positive cash position with product lines that have been performing very well. I am very proud of our management team’s performance and appreciate the continued support of our customers, suppliers and shareholders.”

The estimates outlined above for the fiscal year ended March 31, 2004 are preliminary and are subject to possible adjustments as the Company completes its year-end procedures and the audit of its financial statements. The Company anticipates that it will issue final results for the fourth quarter and year-end March 31, 2004 some time during the second week in June.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and holds the licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, Ocean Pacific (OP), Fred Hayman Beverly Hills, and GUESS?, Inc.

The Company may periodically release forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc.

CONTACT: Ilia Lekach 954-316-9008 Ext. 116 Frank A. Buttacavoli Ext. 117

PR NEWSWIRE:

COMPANY NEWS ON-CALL: (800) 758-5804 Parlux code 674987
COMPANY NEWS ON-INTERNET: http://www.prnewswire.com

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